Exhibit 99.1

Hawthorn Bancshares Announces Financial Results

LEE’S SUMMIT, Mo. — November 14, 2012 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the third quarter ended September 30.

Due largely to a $4.7 million loan loss provision and a $1.1 million other real estate impairment expense, Hawthorn realized a net loss for the third quarter of $1.6 million. This compares to the Company’s $1.5 million net income for the third quarter of 2011. On a per share basis, Hawthorn reported a $0.39 per diluted common share loss for the three months ended September 30, 2012, versus positive earnings per common share of $0.21 for the third quarter of 2011. Financial results were reduced by accrued dividends and accretion of $0.3 million on preferred stock issued to the U.S. Treasury under the Capital Purchase Program for the third quarter of 2012 compared to $0.5 million for the same period in 2011.
The preferred dividend reduction for the quarter results from repaying $12 million of the company’s TARP obligation on May 9, 2012.

On a year to date basis, Hawthorn Bancshares generated net income of $0.6 million, down from $3.9 million for 2011. After deducting accrued preferred dividends and accretion of $1.5 million, Hawthorn reported a $0.9 million loss to common shareholders for the nine months ending September 30, 2012. This compares to net income of $2.4 million available to common shareholders for the same period in 2011 after preferred dividends and accretion of $1.5 million. On a diluted per common share basis, Hawthorn reported an $0.18 loss for the nine months ended September 30, 2012 compared to income of $0.49 per common share for the same period in 2011.

Commenting on earnings performance, Chairman David T. Turner said, “2012 is proving to be a difficult economic environment for Hawthorn with significant increases in loan loss provisions and carrying costs associated with foreclosed assets. The main driver of the Company’s 3rd quarter loan loss provision expense resulted from exposure in a commercial real estate property in Branson, Missouri which has experienced lower tourism revenues.”

Operating Results
Net Interest Income
Due to a reduction in the Company’s net interest margin from 3.98% for the third quarter of 2011 to 3.80% for the same period in 2012, net interest income for the quarter declined moderately to $10.1 million from $10.8 million. The lower net interest margin was primarily the result of reduced earning asset yields, while the volume of earning assets remained relatively steady. With reference to interest income, Chairman Turner stated, “Hawthorn’s core operations remain strong as our net interest margin continues to fair well in comparison to our peers. With the historically low rate environment and growing loan competition, the entire banking industry is experiencing margin pressure and while Hawthorn is experiencing some compression, the margin for the quarter remains healthy.”

Non-Interest Income and Expense
Non-interest income for the three months ended September 30, 2012 was $2.7 million compared to $2.4 million for the same period in 2011. The increase is primarily the result of a $0.3 million increase in the gain on sales of mortgage loans due to higher real estate refinancing activity experienced during the third quarter of 2012 as compared to 2011. Non-interest expense for the three months ended September 30, 2012 was $10.4 million compared to $8.9 million for third quarter 2011. The increase is attributed to a $1.3 million increase in expenses and impairment charges related to foreclosed assets.

Loan Loss Reserve
Hawthorn’s level of non-performing loans was 5.00% of total loans at September 30, 2012, down from 6.37% at December 31, 2011. During the quarter, the Company recognized net charge-offs of $3.1 million compared to $3.2 million for the third quarter of 2011. The Company provided an additional $4.7 million to the allowance for loan losses for the third quarter of 2012, compared to $2.0 million for the third quarter of 2011. The allowance for loan losses at September 30, 2012 was $16.9 million, or 2.01% of outstanding loans and 40.1% of non-performing loans as of September 30, 2012. At December 31, 2011, the allowance for loan losses was $13.8 million, or 1.64% of outstanding loans and 25.7% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at September 30, 2012 is adequate to cover probable losses in nonperforming loans.

Financial Condition
Comparing September 30, 2012 balances with December 31, 2011, total assets remained stable at $1.2 billion. Loans, net of allowance for loan losses, and investment securities also remained relatively unchanged at $826.2 million and $216.8 million, respectively. Total deposits were steady at $956.4 million. During the same period, stockholders’ equity decreased 11.8% to $90.4 million or 7.8% of total assets. The decrease in the capital account for the period is due to the Company’s election to repay $12 million of its TARP obligation. At 16.71% and 10.09% of total assets, total risk based and leverage capital ratios far exceed “well-capitalized” regulatory minimums of 10.00% and 5.00% respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
($ thousands, except per share amounts)

Balance sheet information:	September 30, 2012	December 31, 2011

Loans, net of allowance for loan losses	$826,178	$829,121
Debt securities	216,788	213,806
Total assets	1,157,291	1,171,161
Deposits	956,410	958,224
Total stockholders’ equity	90,431	102,576
	Three Months	Three Months
Statement of income information:	Ended Sept. 30, 2012	Ended Sept. 30, 2011

Total interest income	$12,151	$13,384
Total interest expense	2,029	2,580

Net interest income	10,122	10,804
Provision for loan losses	4,700	2,010
Noninterest income	2,680	2,357
Noninterest expense	10,378	8,925

Pre-tax (loss) income	(2,276)	2,226
Income taxes	(704)	711

Net (loss) income	(1,572)	1,515
Dividends & accretion on preferred stock	300	497

Net (loss) income available to common shareholders	(1,872)	1,018

(Loss) Earnings Per Common Share:
Basic:	($0.39)	$0.21
Diluted:	($0.39)	$0.21
	Nine Months	Nine Months
Statement of income information:	Ended Sept. 30, 2012	Ended Sept. 30, 2011

Total interest income	$37,094	$40,607
Total interest expense	5,986	8,540

Net interest income	31,108	32,067
Provision for loan losses	7,900	5,643
Noninterest income	7,093	6,588
Noninterest expense	29,955	27,311

Pre-tax income	346	5,701
Income taxes	(273)	1,823

Net income	619	3,878
Dividends & accretion on preferred stock	1,481	1,488

Net (loss) income available to common shareholders	(862)	2,390

(Loss) Earnings Per Common Share:
Basic:	($0.18)	$0.49
Diluted:	($0.18)	$0.49

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	September 30, 2012	December 31, 2011

Return on average assets (YTD)	0.07%	0.24%
Return on average common equity (YTD)	(1.54%)	1.15%
Allowance for loan losses to total loans	2.01%	1.64%
Nonperforming loans to total loans	5.00%	6.37%
Nonperforming assets to loans and foreclosed assets	7.76%	8.11%
Allowance for loan losses to nonperforming loans	40.09%	25.73%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with locations in the Missouri communities of Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.